Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259676

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated June 7, 2022)

Volta Inc.

Up to 89,784,557 Shares of Class A Common Stock

Up to 24,529,111 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,933,333 Warrants

This prospectus supplement supplements the prospectus dated June 7, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259676). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 116,019,569 shares of Class A Common Stock par value $0.0001 per share (“Class A Common Stock”), which consists of up to (i) 30,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on February 7, 2021; (ii) 9,887,185 shares of Class A Common Stock that were issued by us upon conversion of our Class B common stock, par value $0.0001 per share held by certain stockholders; (iii) 8,625,000 shares of Class A Common Stock (the “Founder Shares”) originally issued in a private placement to Tortoise Sponsor II LLC (the “Sponsor”) in connection with the IPO and subsequently distributed to the equityholders of the Sponsor; (iv) 5,933,333 shares of Class A Common Stock that are issuable by us upon the exercise of 5,933,333 warrants (the “Private Warrants”) originally issued in a private placement to TortoiseEcofin Borrower LLC in connection with the IPO (as defined in the Prospectus) of Tortoise Acquisition Corp. II at an exercise price of $11.50 per share of Class A Common Stock; (v) 8,621,715 shares of Class A Common Stock that are issuable by us upon the exercise of 8,621,715 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Common Stock that were previously registered (the “Public Warrants”); (vi) 9,974,063 shares of Class A Common Stock that are issuable by us upon the exercise of 9,974,063 Assumed Warrants (as defined in the Prospectus) held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; (vii) 42,978,273 shares of Class A Common Stock issued upon consummation of our business combination pursuant to the Business Combination Agreement (as defined in the Prospectus) and held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; and (B) up to 5,933,333 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “VLTA” and “VLTA WS,” respectively. On August 2, 2022, the closing price of our Class A Common Stock was $2.07 and the closing price for our Public Warrants was $0.48.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 3, 2022.